Exhibit 99

Powerpoint Presentation

Slide 1

Nacel Ridge
600 Megawatt Windpower Project
Dominican Republic

Slide 2

Nacel Ridge

•	Nacel Ridge is a joint venture between Ridge Partners Dominicano (Norte), S.A. and Nacel Energy Corporation.

•
Nacel Energy Corporation (NCEN.OB) was founded as private company in February 2006. At the end of 2007 we successfully completed our IPO. The stock is OTC but quoted by the NASDAQ system and also trades in Europe on the Frankfurt Stock Exchange (Frankfurt: "4FC"). Our business office is located in Cody, Wyoming. Nacel is currently planning and developing wind energy projects in Texas, Kansas, Ohio and the Dominican Republic. Nacel CEO Dan Leach has participated in the development of 21 utility class wind power projects.

•
Ridge Partners Dominicano (Norte) S.A. is a Dominican corporation that has entered into a large land lease agreement with Instituto Agrario Dominicano for the purpose of growing the bio-energy crop Jatropha. Ridge will grow the crop only on fallow fields and will not displace any food crops. The wind turbines will be erected on fields that are controlled and planted by Ridge, with no negative impact on growth or the ecology

Slide 3

Executive Summary

•
Nacel Ridge will develop wind power projects in the Dominican Republic in three phases with a total capacity at build out of 600 megawatts of electrical production. The land on which this project is to be located is described in a lease between the Instituto Agrario Dominicano (IAD) and Ridge Partners Dominicano (Norte), S.A.

•	These lands are going to be used for the cultivation of Jatropha Curcas from which, vegetable oil will be extracted for biodiesel production.

•	The addition of wind turbines to these sites is complimentary to the production of Jatropha Curcas and will maximize the productivity of green energy for the total project.

•	The 600 megawatt project is planned for three phases of 200 megawatts per phase, each phase is comprised of four 50 megawatt clusters

•	This project will require more than 330 turbines

•	Nacel Ridge intends to complete the three phases of the project in 5-6 years

Slide 4

Capital Investment

—	In order to fully implement the project, Nacel Ridge will be required to invest 1.8-2.0 million dollars per megawatt of capital for a total cost of more than 1.14 billion dollars at build out.

Slide 5

Potential Economic Impact

•	Wind power projects have a positive economic impact on the economy of the area in which they are located.

•	Construction impacts are for the development period of the project and will be spread out over the duration of the construction of the project

•	Operations and Maintenance impact is reoccurring and estimated annually

•
The following estimates exclude the economic impact that will be created by the electrical power and its stimulation to the economy through the formation of new businesses, general commerce and industry

•	The following estimates were created using typical industry methodology provided by the NREL in their JEDI model

Slide 6

Potential Economic Impact in DR: estimated, subject to variation
Construction Costs at Build-Out

Construction Costs	Cost
Materials
Construction (concrete rebar, equip, roads and site prep)	$59,891,521
Transformer	$15,129,391
Electrical (drop cable, wire, )	$7,095,163
HV line extension	$13,042,579
Materials Subtotal	$95,158,654
Labor
Foundation	$5,217,031
Erection	$5,217,031
Electrical	$5,738,735
Management/supervision	$3,130,219
Labor Subtotal	$19,303,016
Other Costs
HV Sub/Interconnection	$41,736,252
Engineering	$13,680,000
Legal Services	$1,060,200
Site Certificate	$3,025,878
Other Subtotal	$59,502,330

Construction & Other Total	$173,964,000

Slide 7

Potential Economic Impact in DR: estimated, subject to variation
Annual O&M at Build-Out
Wind Plant Annual Operating and Maintenance Costs

Personnel
Field Salaries	$2,404,254
Administrative	$248,899
Management	$655,821
Personnel Subtotal	$3,308,974
Materials and Services
Vehicles	$252,887
Misc. Services	$425,587
Fees, Permits, Licenses	$85,376
Misc. Materials	$345,288
Insurance	$1,206,018
Fuel (gals)	$181,500
Tools and Misc. Supplies	$2,541,360
Spare Parts Inventory	$953,010
Materials and Services Subtotal	$5,991,026

O&M Total Per Year	$18,600,000

Slide 8

Regulatory Challenges

•	Need a practical understanding of the implementation of Ley 57-07 and how we can qualify for the incentives under the new program

•	Need a well defined path for permitting obligations

•	Need a clear understanding of the Clean Development Mechanism (CDM) in the Dominican Republic

•	Need the flexibility to develop the project phases at a pace that is most efficient for the company

Slide 9

Implementing Phase 1

The Monte Cristi area is the focus of phase 1, work will begin as soon as possible on the following items:

•	Wind Study, installation of meteorological towers on the site
•	Environmental and Avian Studies
•	Hurricane Risk Assessment
•	Economic Modeling
•	Interconnection and Transmission Studies
•	Permitting
•	Source Equipment
•	Source Contractors
•	Analysis of Carbon Credits
•	Source Insurance
•	Negotiation of PPAs
•	Secure Project Financing

Slide 10

Thank you for your attention

The Jobs and Economic Development Impact (JEDI) Model was developed in 2002 to demonstrate the economic benefits associated with developing wind power plants in the United States. The primary goal in developing the initial state level model was to provide a tool for wind developers, renewable energy advocates, government officials, decision makers and other potential users, to easily identify the local economic impacts associated with constructing and operating wind power plants. The second goal was to facilitate broad access and usage of the model by making it adaptable to a web based application that can be put on a web site.

Consistent with these goals, a strong emphasis was placed on designing the model in a user-friendly format that could be easily modified - reflecting different levels of project specific information and user skill. This insures the greatest flexibility for inexperienced spreadsheet users, those unfamiliar with economic impact analysis, and more experienced and knowledgeable users who have a need for this specific type of analysis.